Exhibit 3.78

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

This Certificate of Formation of CashNet CSO of Maryland, LLC, dated as of June 29, 2007, is being duly executed and filed by Hurshell K. Brown, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et seq.).

ARTICLE 1

The name of the limited liability company formed hereby is CashNet CSO of Maryland, LLC.

ARTICLE 2

The address of its registered office in the State of Delaware is 615 South Dupont Hwy, Dover, Delaware 19901. The name of its Registered Agent at such address is Capitol Services, Inc.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ HURSHELL K. BROWN
Hurshell K. Brown Authorized Person